                               SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement       [ ]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))

[X]  Definitive proxy statement

[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to 14a-11(c) or Rule 14a-12


                             MGIC INVESTMENT CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

          ---------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

          ---------------------------------------------------------------------

     (3)  Filing party:

          ---------------------------------------------------------------------

     (4)  Date filed:

          ---------------------------------------------------------------------

MGIC
INVESTMENT
CORPORATION

---------------------------

NOTICE
OF 2003
ANNUAL
MEETING
AND
PROXY
STATEMENT

---------------------------

2002
ANNUAL
REPORT
TO
SHAREHOLDERS

MGIC INVESTMENT CORPORATION

CURT S. CULVER
Chief Executive Officer

                                                                  March 27, 2003
Dear Shareholder:

     On behalf of the Board of Directors of MGIC Investment Corporation, it is my pleasure to invite you to attend the Annual Meeting of Shareholders to be held on Thursday, May 8, 2003, at the Marcus Center for the Performing Arts in Milwaukee, Wisconsin.

     At the meeting, shareholders will be asked to elect four directors, approve performance goals for restricted stock awards, and ratify the appointment of PricewaterhouseCoopers LLP as the company's independent accountants for 2003. We will also report on our business.

     Your vote is important. Even if you plan to attend, to be sure that your shares are represented at the meeting, we encourage you to sign the enclosed card designating the proxies to vote your shares. Please read the Proxy Statement for more information about the matters to be considered at the meeting and the voting process.

     Our Annual Report to Shareholders follows the Proxy Statement in this booklet.

Sincerely,

/s/ CURT S. CULVER
Curt S. Culver
Chief Executive Officer

                          MGIC INVESTMENT CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 TO BE HELD ON
                                  MAY 8, 2003

To the Shareholders of
  MGIC Investment Corporation:

     The Annual Meeting of Shareholders of MGIC Investment Corporation, a Wisconsin corporation, will be held at the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, on May 8, 2003, at 9:00 a.m., to vote on the following matters:

          (1) Election of a class of four directors to serve a three-year term expiring at the 2006 Annual Meeting;

          (2) Approval of performance goals for restricted stock awards;

          (3) Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2003; and

          (4) Any other matters that may be properly brought before the meeting.

     The Board of Directors has fixed the close of business on March 12, 2003, as the record date to determine the shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Jeffrey H. Lane, Secretary
Milwaukee, Wisconsin
March 27, 2003

                             YOUR VOTE IS IMPORTANT
        PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD

   MGIC INVESTMENT CORPORATION P.O. BOX 488, MGIC PLAZA, MILWAUKEE, WI 53201
                                PROXY STATEMENT

     This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about March 27, 2003, in connection with the solicitation of proxies on behalf of the Board of Directors of MGIC Investment Corporation (the "Company"), a Wisconsin corporation, for use at the Annual Meeting of Shareholders to be held at 9:00 a.m., Thursday, May 8, 2003. The Annual Meeting will be held at the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin.

VOTING MATTERS

RECORD DATE INFORMATION

     You are entitled to one vote for each share of Common Stock registered in your name in the Company's records on March 12, 2003. On that date, 98,794,257 shares of the Company's Common Stock were outstanding and entitled to vote.

VOTING BY PROXIES

     The enclosed proxy card is solicited by the Board of Directors of the Company. Your shares will be voted at the meeting by the named proxies in accordance with the choices you specify on the proxy card. If you sign and return a proxy card without giving specific choices, your shares will be voted as follows:

     FOR -- Election to the Board of the four individuals nominated by the Board of Directors;

     FOR -- Approval of performance goals for restricted stock awards;

     FOR -- Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for the year ending December 31, 2003; and

     On such other matters as properly come before the meeting, in the best judgment of the named proxies.

     If your shares are held in the name of a broker, bank or other nominee, or in the Company's Profit Sharing and Savings Plan and Trust, you should be receiving with this Proxy Statement instructions from them on how you can vote your shares.

HOW TO REVOKE A PROXY

     You may revoke your proxy instructions at any time before your shares have been voted by advising the Secretary of the Company in writing or by signing and delivering a proxy card with a later date. If you attend the meeting, you may withdraw your proxy and vote shares registered in your name in person. If your shares are held in the name of a broker or other nominee, or in the Company's Profit Sharing and Savings Plan and Trust, you must follow their instructions on how to revoke your vote.

HOW VOTES ARE COUNTED

     A quorum is necessary to hold the meeting and will exist if a majority of the outstanding shares of Common Stock entitled to vote are represented at the meeting. Votes cast by proxy or in person at the meeting will be counted at the meeting by representatives of Wells Fargo Bank Minnesota, N.A., the transfer agent and registrar of the Company's Common Stock, which has been appointed by the Company to act as inspector of election for the meeting. Abstentions will be counted for purposes of determining the presence of a quorum, but do not constitute a vote "for" or "against" any matter and will be disregarded in the calculation of "votes cast."

     A "broker non-vote" occurs when a broker or other nominee does not have authority to vote on a particular matter without instructions from the beneficial owner of the shares and has not received such instructions. Broker non-vote shares will be counted for purposes of determining the presence of a quorum, but will be disregarded in the calculation of "votes cast."

ANNUAL REPORT TO SHAREHOLDERS

     The Company's Annual Report to Shareholders for the fiscal year ended December 31, 2002, follows this Proxy Statement. The Annual Report to Shareholders is a separate report and should not be considered a part of this Proxy Statement.

STOCK OWNERSHIP

     The following table gives information about shareholders who were beneficial owners of more than 5% of the Common Stock as of December 31, 2002, based on information filed with the Securities and Exchange Commission. The table also shows the Common Stock beneficially owned by each executive officer of the Company named in the Summary Compensation Table of this Proxy Statement, and by all directors and executive officers as a group (the "Group"). Unless otherwise noted, the persons listed in the table have sole voting and investment power over their shares, and information regarding persons in the Group is given as of February 15, 2003.

                                                              SHARES BENEFICIALLY   PERCENT
                            NAME                                     OWNED          OF CLASS
                            ----                              -------------------   --------
Legg Mason, Inc.
  100 Light Street
  Baltimore, Maryland 21202 (1).............................      14,625,831         14.59%
Janus Capital Management LLC
  100 Fillmore Street
  Denver, Colorado 80206 (2)................................      12,186,080         12.16%
Curt S. Culver (3)..........................................         458,880             *
J. Michael Lauer (3)........................................         207,306             *
James S. MacLeod (3)........................................         158,913             *
Lawrence J. Pierzchalski (3)................................         129,075             *
John D. Fisk (3)............................................          16,800             *
All directors and executive officers as a group (17 persons)
  (3)(4)....................................................       1,263,553          1.26%

---------------
* Less than 1%

(1) For all shares listed voting and investment power are shared. Includes 9,313,981 shares as to which accounts managed by Legg Mason Funds Management, Inc., a registered investment adviser and subsidiary of Legg Mason, Inc., have shared voting and investment power. Legg Mason Value Trust, Inc., a registered investment company managed by Legg Mason Funds Management, Inc., manages 8,000,000 of such shares.

(2) Includes 146,300 shares for which voting and investment power are shared and 7,006,360 shares beneficially owned by Janus Fund, a registered investment company as to which Janus Capital Management LLC, a registered investment adviser, provides investment advice.

(3) Includes shares which the named executive officers had the right to acquire on, or within 60 days after, February 15, 2003, under stock options granted to executive officers as follows: Mr. Culver -- 376,800; Mr. Lauer -- 170,600; Mr. MacLeod -- 114,600; Mr. Pierzchalski -- 110,600; Mr. Fisk -- 6,000; and the Group -- 898,031. Also includes shares held in the Company's Profit Sharing and Savings Plan and Trust as follows: Mr. Culver -- 12,300; Mr. Lauer -- 10,278; Mr. MacLeod -- 18,723; and the Group -- 41,301. Also includes restricted shares over which the named executive officer has sole voting power but no investment power as follows: Mr. Culver -- 50,654; Mr. Lauer -- 18,132; Mr.
MacLeod -- 17,516; Mr. Pierzchalski -- 17,557; and Mr. Fisk -- 10,800. Also includes shares for which voting and investment power are shared as follows: Mr. Lauer -- 2,400; and the Group -- 8,797. Excludes shares, beneficial ownership of which is disclaimed, which are held as custodian for children or owned by spouses or trusts as follows: Mr. Lauer -- 2,000; and the Group -- 66,000.

(4) Includes an aggregate of 31,085 share units held under the Deferred Compensation Plan over which there is neither investment nor voting power. See "The Board of Directors and Its Committees -- Compensation of
Directors -- Deferred Compensation Plan." Also includes an aggregate of 147,256 restricted shares held by the Group. The beneficial owners have sole voting power but no investment power over these shares.

ITEM 1 -- ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS

     The Board of Directors is divided into three classes, with the directors of each class serving for a term of three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each Annual Meeting for a three-year term. If a nominee for director is not available for election, the proxies will vote for another person proposed by the Board of Directors, or as an alternative, the Board of Directors may reduce the number of directors to be elected at the Annual Meeting.

     Under the Company's Bylaws, written notice of nominations by shareholders for election to the Board must have been received by the Secretary no later than February 1, 2003. No notice of any such nominations was received. As a result, no other nominations for election to the Board of Directors may be made by shareholders at the Annual Meeting.

NOMINEES FOR DIRECTOR

     The Board of Directors, upon the recommendation of the Board's Management Development, Nominating and Governance Committee, has nominated four incumbent directors for re-election to serve a three-year term of office ending at the 2006 Annual Meeting:
                                  Karl E. Case
                                 Curt S. Culver
                              William A. McIntosh
                                 Leslie M. Muma

     Mr. Culver is the Company's Chief Executive Officer. The Corporate Governance Guidelines of the Board of Directors (see "The Board of Directors and Its Committees") provide that a director who is an officer of the Company and leaves the Company shall resign from the Board. The principal occupation, business experience for at least the past five years and committee assignments of the nominees and the directors continuing in office are described below.

SHAREHOLDER VOTE REQUIRED

     Each nominee who receives a plurality of the votes cast at the meeting will be elected a director. Only votes cast for a nominee will be counted. Votes cast include votes under proxies which are signed and do not have contrary voting instructions. Broker non-votes, abstentions and instructions on the proxy card to withhold authority to vote for one or more of the nominees will be disregarded in the calculation of a plurality of the votes cast.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES NAMED ABOVE. PROXIES WILL BE VOTED FOR THE NOMINEES UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY.

                                                                                       SHARES
                                                                                    BENEFICIALLY
NOMINEES FOR DIRECTOR                                                                 OWNED(1)
TERM ENDING 2006                                                                    ------------

[CASE PHOTO]          KARL E. CASE, 56, a Director since 1991, is the Katharine
                      Coman and A. Barton Hepburn Professor of Economics at
                      Wellesley College where he has taught since 1976. Dr. Case has been Visiting Scholar at the Federal Reserve Bank of
                      Boston since 1985. He is a Director of Century Bank & Trust, the Lincoln Institute of Land Policy and the New England
                      Economic Project, Inc. Dr. Case is Chairman of the Risk
                      Management Committee of the Board of Directors.                  10,981(2)(3)

[CULVER PHOTO]        CURT S. CULVER, 50, a Director since 1999, has been Chief
                      Executive Officer of the Company since January 2000. Mr.
                      Culver has been President of the Company and Chief Executive
                      Officer of Mortgage Guaranty Insurance Corporation ("MGIC")
                      since January 1999, President of MGIC since May 1996, and
                      held senior executive positions with MGIC for more than five years before then. Mr. Culver is a member of the Executive
                      Committee of the Board of Directors.                            458,880(4)

[MCINTOSH PHOTO]      WILLIAM A. MCINTOSH, 63, a Director since 1996, has been
                      adjunct professor of finance at Howard University,
                      Washington, D.C. since August 1998. Mr. McIntosh served as an adjunct faculty member of Wellesley College from January through May 2000. He was an executive committee member and a managing director at Salomon Brothers Inc, an investment
                      banking firm, when he retired in 1995 after 35 years of
                      service. He is a Director of Comdisco Holding Company, Inc.
                      and Mason Street Funds, Inc. Mr. McIntosh is a member of the
                      Securities Investment Committee of the Board of Directors.       11,470(2)(3)

                                                                                       SHARES
                                                                                    BENEFICIALLY
                                                                                      OWNED(1)
                                                                                    ------------
[Muma Photo]          LESLIE M. MUMA, 58, a Director since 1995, has been Chief
                      Executive Officer of Fiserv, Inc., a financial industry
                      automation products and services firm, since March 1999. Mr.
                      Muma has been President of Fiserv since 1984. Mr. Muma is a member of the Executive Committee and the Management
                      Development, Nominating and Governance Committee of the
                      Board of Directors.                                              20,937(2)(3)

DIRECTORS CONTINUING IN OFFICE
TERM ENDING 2005

[Bush Photo]          MARY K. BUSH, 54, a Director since 1991, has been President of Bush International, a financial advisory firm, since
                      1991. Ms. Bush was Managing Director and Chief Operating
                      Officer of the Federal Housing Finance Board, a U.S.
                      government agency, from 1989 to 1991, Vice
                      President-International Finance of the Federal National
                      Mortgage Association, a secondary mortgage institution, from
                      1988 to 1989, and served the President of the United States as a member of the Board of the International Monetary Fund from 1984 to 1988. She is a Director of Brady Corporation,
                      Millennium Chemicals Inc. and RJR Tobacco Holdings, Inc., a
                      Trustee of Pioneer Funds and a member of the Advisory Board of Washington Mutual Investors Fund. Ms. Bush is Chairperson
                      of the Audit Committee of the Board of Directors.                 6,085(2)(3)

[Engelman Photo]      DAVID S. ENGELMAN, 65, a Director since 1993, has been a
                      private investor for more than five years, having served as
                      President and Chief Executive Officer, on an interim basis, of Fleetwood Enterprises, Inc., a manufacturer of
                      recreational vehicles and manufactured housing, from
                      February to August 2002. He is a Director of Fleetwood
                      Enterprises, Inc., Quaker City Bancorp, Inc. and its banking subsidiary Quaker City Bank. Mr. Engelman is a member of the
                      Risk Management Committee and the Securities Investment
                      Committee of the Board of Directors.                             11,706(2)(3)(5)

                                                                                       SHARES
                                                                                    BENEFICIALLY
                                                                                      OWNED(1)
                                                                                    ------------
[Jastrow Photo]       KENNETH M. JASTROW, II, 55, a Director since 1994, has been
                      Chairman and Chief Executive Officer of Temple-Inland Inc.,
                      a holding company with interests in paper, forest products and financial services, since January 2000. He served as
                      President and Chief Operating Officer of Temple-Inland Inc.
                      from 1998 to 2000 and held senior executive positions with that company and its subsidiaries for more than five years before then. He is a Director of KB Home. Mr. Jastrow is a member of the Management Development, Nominating and
                      Governance Committee of the Board of Directors.                  14,254(2)(3)

[Kearney Photo]       DANIEL P. KEARNEY, 63, a Director since 1999, is a business consultant and private investor. Mr. Kearney served as
                      Executive Vice President and Chief Investment Officer of
                      Aetna, Inc., a provider of health and retirement benefit
                      plans and financial services, from 1991 to 1998. He was
                      President and Chief Executive Officer of the Resolution
                      Trust Corporation Oversight Board from 1990 to 1991, a
                      principal of Aldrich, Eastman & Waltch, Inc., a pension fund advisor, from 1988 to 1989, and a managing director at
                      Salomon Brothers Inc, an investment banking firm, from 1977 to 1988. He is a Director of Fiserv, Inc., Great Lakes REIT
                      and MBIA, Inc. Mr. Kearney is a member of the Audit
                      Committee and Chairman of the Securities Investment
                      Committee of the Board of Directors.                              8,681(3)

DIRECTORS CONTINUING IN OFFICE
TERM ENDING 2004

[Abbott Photo]        JAMES A. ABBOTT, 63, a Director since 1989, has been
                      Chairman and a principal of American Security Mortgage
                      Corp., a mortgage banking firm, since June 1999. He served as President and Chief Executive Officer of First Union
                      Mortgage Corporation, a mortgage banking company, from
                      January 1980 to December 1994. Mr. Abbott is a member of the
                      Risk Management Committee of the Board of Directors.             12,252(2)(3)

                                                                                       SHARES
                                                                                    BENEFICIALLY
                                                                                      OWNED(1)
                                                                                    ------------
[Hagerty Photo]       THOMAS M. HAGERTY, 40, a Director since 2001, has been a
                      managing director with Thomas H. Lee Company, a private
                      investment firm ("THL"), since 1992 and has been with THL
                      since 1988. Mr. Hagerty previously was in the Mergers and
                      Acquisitions Department of Morgan Stanley & Co.
                      Incorporated. He is a Director of ARC Holdings, Conseco,
                      Inc., Cott Corporation, Metris Companies Inc. and Syratech
                      Corporation. In an attempt to preserve the value of an
                      investment in Conseco, Inc. by an affiliate of THL, Mr.
                      Hagerty served as the interim chief financial officer of
                      Conseco, Inc. from July 2000 until April 2001. In December
                      2002, Conseco, Inc. filed a petition under the federal
                      bankruptcy code. Mr. Hagerty is a member of the Securities
                      Investment Committee of the Board of Directors.                   6,551(3)

[Lehman Photo]        MICHAEL E. LEHMAN, 52, a Director since 2001, served as
                      Executive Vice President of Sun Microsystems, Inc., a
                      provider of computer systems and professional support
                      services from July 2000 to September 2002, as Chief
                      Financial Officer from February 1994 to July 2002, and held senior executive positions with Sun Microsystems, Inc. for more than five years before then. He is a Director of
                      Echelon Corporation, Mercator Software, Inc., NetIQ
                      Corporation and Sun Microsystems, Inc. Mr. Lehman is a
                      member of the Audit Committee of the Board of the Directors.      3,766(3)

[Lubar Photo]         SHELDON B. LUBAR, 73, a Director since 1991, has been
                      Chairman of Lubar & Co. Incorporated, a private investment and management firm, since 1977. Mr. Lubar is a Director of
                      C2, Inc., Crosstex Energy, L.P., Grant-Prideco, Inc. and
                      Weatherford International, Inc. Mr. Lubar is Chairman of the
                      Management Development, Nominating and Governance Committee
                      and a member of the Executive Committee of the Board of
                      Directors.                                                       44,304(2)(3)(6)

---------------

(1) Ownership information is for shares of Common Stock as of February 15, 2003 and for non-employee directors includes share units held under the Deferred Compensation Plan. See "The Board of Directors and Its
Committees -- Compensation of Directors -- Deferred Compensation Plan." Unless otherwise noted, all directors have sole voting and investment power with respect to the shares. Common Stock beneficially owned by each director represents less than 1% of the total number of shares outstanding.

(2) Includes 2,000 shares held under the Company's 1993 Restricted Stock Plan for Non-Employee Directors. The directors have sole voting power and no investment power over these shares.

(3) Includes shares held under the Deposit Share Program for Non-Employee Directors under the Company's 1991 Stock Incentive Plan as follows: Mr.
Abbott -- 5,726; Ms. Bush -- 4,085; Dr. Case -- 5,005; Mr. Engelman -- 5,869;
Mr. Hagerty -- 644; Mr. Jastrow -- 4,513; Mr. Kearney -- 2,951; Mr.
Lehman -- 467; Mr. Lubar -- 4,721; Mr. McIntosh -- 5,955; and Mr. Muma -- 3,762.
Directors have sole voting power and no investment power over these shares. Also includes share units (referred to in note (1) above), over which the directors have neither voting nor investment power, as follows: Dr. Case -- 2,249; Mr. Hagerty -- 907; Mr. Jastrow -- 6,830; Mr. Kearney -- 2,230; Mr. Lehman -- 799; Mr. Lubar -- 12,539; and Mr. Muma -- 5,531.

(4) Includes 376,800 shares which Mr. Culver had the vested right to acquire as of February 15, 2003, or which become vested within sixty days thereafter pursuant to options granted under the Company's 1991 Stock Incentive Plan; 12,300 shares held in the Company's Profit Sharing and Savings Plan and Trust; and 50,654 restricted shares awarded under the Company's 1991 and 2002 Stock Incentive Plans, over which Mr. Culver has sole voting power but no investment power.

(5) Includes 6,397 shares for which voting and investment power are shared.

(6) Excludes 4,000 shares owned by a trust of which Mr. Lubar's wife is a co-trustee; 12,000 shares owned by Mr. Lubar's wife; and an aggregate of 48,000 shares owned by Mr. Lubar's four adult children. Mr. Lubar disclaims beneficial ownership of all these shares.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors has adopted Corporate Governance Guidelines which are included as Exhibit A to this Proxy Statement. Among other provisions, under the Guidelines,

     - A substantial majority of the Board members will be independent directors, as determined under the Guidelines.

     - A director who retires from his principal employment or joins a new employer should offer to resign from the Board.

     - A director who is an officer of the Company and leaves the Company must resign from the Board.

     - A director should not be nominated by the Board for reelection if the director would be 70 or more at the date of the Annual Meeting of Shareholders.

     - At the January and October Board meetings and at any additional times determined by the Board, the Board will meet in executive session without the presence of any member of the Company's management; the Chairman of the Management Development, Nominating and Governance Committee will preside at these sessions.

     - Members of the Company's senior management should generally be present at Board meetings (other than executive sessions) and Board committee meetings; directors may communicate directly with members of senior management.

     - All members of the Audit Committee and the Management Development, Nominating and Governance Committee must be independent directors, with no member of the Audit Committee receiving compensation from the Company other than as a director.

     - A meaningful portion of the compensation of directors should consist of longer-term common equity in the Company.

     - The Board may retain outside advisors in its discretion.

     - The Board will conduct a self-assessment annually.

     - Directors who are independent directors will not solicit the Company to make substantial charitable contributions to organizations with which the director has a material relationship.

     The Board of Directors has determined that a substantial majority of members of the Board are independent directors under the Guidelines. The Board of Directors met five times during 2002. Each incumbent director attended at least 75% of the meetings of the Board and committees of the Board on which he or she served that were held while he or she was a director. The committees of the Board of Directors include the Audit Committee and the

Management Development, Nominating and Governance Committee. The Board of Directors has determined that each member of these committees is an independent director as provided in the Guidelines. The Board has also determined that the members of the Audit Committee are independent as that term is used in the rules of the New York Stock Exchange pertaining to audit committees.

AUDIT COMMITTEE

     The members of the Audit Committee are Ms. Bush, Mr. Kearney and Mr. Lehman. The Audit Committee held six meetings during 2002. The restated Audit Committee Charter, as approved by the Board of Directors and effective May 1, 2003, is included as Exhibit B to this Proxy Statement.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee assists the oversight by the Board of Directors of the integrity of the Company's financial statements, the qualifications, independence and performance of the independent accountants, the performance of the Company's internal audit function, and the Company's compliance with legal and regulatory requirements. As provided in the Audit Committee's Charter, the ultimate responsibility for the integrity, completeness and fairness of the Company's financial statements rests with the Company's management. The Charter provides that the independent accountants are intended to be the primary check on management's performance in this regard. The ultimate responsibility for the Company's compliance with legal and regulatory requirements also rests with the Company's management.

     The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP ("PwC"), the Company's independent accountants, the Company's audited financial statements for the year ended December 31, 2002. The Audit Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received from PwC the written disclosures required by the Independence Standards Board's Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PwC their independence from the Company and its management. None of the officers of the Company having responsibility for finance or accounting matters is a former partner or employee of PwC.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, which is to be filed with the Securities and Exchange Commission. These are the same financial statements that appear in the Company's Annual Report to Shareholders.

    MEMBERS OF THE AUDIT COMMITTEE:

    Mary K. Bush, Chairperson
    Daniel P. Kearney
    Michael E. Lehman

AUDIT AND OTHER FEES

     During the year ended December 31, 2002, PwC billed the Company fees for services of the following types:

Audit Fees..................   $422,500
All Other Fees..............   $393,267

     "Audit Fees" includes PwC's review of the Company's quarterly financial statements. "All Other Fees" does not include services for designing or implementing hardware or software systems underlying the financial statements or generating information that is significant to the Company's financial statements taken as a whole. There were no such fees for 2002. A majority of the fees included in "All Other Fees" was for services related to employee benefit plans. The Audit Committee considered whether the services included within "All Other Fees" were compatible with maintaining PwC's independence and concluded that they were.

MANAGEMENT DEVELOPMENT, NOMINATING AND GOVERNANCE COMMITTEE

     The members of the Management Development, Nominating and Governance Committee are Messrs. Jastrow, Lubar and Muma. The Committee held three meetings during 2002. The Committee oversees the compensation program for the CEO and other members of the Company's senior management, oversees the CEO succession planning process, identifies new director candidates, recommends to the Board its nominees for directors and committee members and reviews the Company's Corporate Governance Guidelines. The Management Development, Nominating and Governance Committee Charter is included as Exhibit C to this Proxy Statement.

     The Management Development, Nominating and Governance Committee will consider nominees to the

Board of Directors who are recommended by shareholders. Recommendations must be submitted in writing to the Committee, in care of the Secretary of the Company, by December 1 of the year preceding the applicable Annual Meeting of Shareholders and must include a description of the proposed nominee's qualifications, background information and his or her consent to serve as a director.

COMPENSATION OF DIRECTORS

     Annual and Meeting Fees: Directors who are employees of the Company or any of its subsidiaries are not compensated for their service on the Board. In 2003, directors who are not employees of the Company receive an annual fee for their services of $32,000, plus $3,000 for each Board of Directors meeting attended, and $2,000 for all committee meetings attended on any one day. A director who also serves as chairperson of a Board committee receives an additional $4,000 annual fee. The Company reimburses directors, and for meetings not held on Company premises, their spouses, for travel, lodging and related expenses incurred in connection with attending Board of Directors and committee meetings.

     Deferred Compensation Plan: Under the Company's Deferred Compensation Plan for Non-Employee Directors, an eligible director may elect to defer payment of all or part of the annual and meeting fees until the director's death, disability, termination of service as a director or to another date specified by the director. A director who participates in this plan may elect to have his or her deferred compensation account either credited quarterly with interest accrued at an annual rate equal to the six-month U.S. Treasury Bill rate determined at the closest preceding January 1 and July 1 of each year or to have the fees deferred during a quarter translated into share units. Each share unit is equal in value to a share of the Company's Common Stock and is ultimately distributed in cash only. If a director defers fees into share units, dividend equivalents in the form of additional share units are credited to the director's account as of the date of payment of cash dividends on the Company's Common Stock. Mr. Culver, because of his employment by the Company, is not eligible to participate in this plan.

     Deposit Share Program: Under the Deposit Share Program, an eligible director may purchase shares of Common Stock from the Company at fair market value which are then held by the Company. The amount that may be used to purchase shares cannot exceed the annual and meeting fees for the preceding year. The Company matches each of these shares with one and one-half shares of restricted Common Stock ("Restricted Stock"). A director who had deferred annual and meeting fees during the preceding year into share units (see "Deferred Compensation Plan" above) may reduce the amount that would otherwise be required to be used to purchase Common Stock by the amount so deferred. For matching purposes, the amount so deferred is treated as if shares had been purchased and one and one-half shares of Restricted Stock are awarded for each such share.

     The Restricted Stock generally vests on the third anniversary of the award unless a director chooses an extended vesting date. Except for gifts to family members, the shares may not be transferred prior to vesting. If the shares have not vested when a director's service on the Board of Directors ends, they will be forfeited unless service as a director ends on account of the director's death or certain events specified in the agreement relating to the Restricted Stock or the Management Development, Nominating and Governance Committee waives the forfeiture. If a director chooses an extended vesting date, forfeiture will not occur due to the director's leaving the Board on or after the third anniversary of the award unless the director voluntarily left the Board or voluntarily did not stand for re-election. All of the director's shares of Restricted Stock vest on death. The shares of Restricted Stock will immediately become vested upon a change in control of the Company, as defined by the agreement relating to the Restricted Stock. The Board has authority to modify the Deposit Share Program. Mr. Culver is not eligible to participate in the program.

     Former Restricted Stock Plan: Non-employee directors elected to the Board of Directors before 1997 were each awarded, on a one-time basis, 2,000 shares of Common Stock under the Company's 1993 Restricted Stock Plan for Non-Employee Directors. The shares are restricted from transfer until the director ceases to be a director of the Company by reason of death, disability or retirement, as defined by the agreement relating to the shares, and are forfeited if the director leaves the Board for another reason unless the forfeiture is waived by the plan administrator. In 1997, the Board decided that no new awards of Common Stock will be made under the plan.

     Other: The Company also pays premiums for directors and officers liability insurance under which the directors are insureds.

REPORT OF THE MANAGEMENT DEVELOPMENT, NOMINATING AND GOVERNANCE COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Management Development, Nominating and Governance Committee ("Committee") of the Board of Directors submits this report on the compensation of the Company's senior management for 2002.

EXECUTIVE COMPENSATION PROGRAM

     The Company's executive compensation program is designed to attract, retain, motivate and reward high-quality professionals. The Committee's approach to executive compensation emphasizes pay for performance over fixed salary, plus compensation linked to shareholder value in the form of restricted stock and stock options. The principal objectives of the program are to:

     - link executive compensation to Company performance;

     - align the interests of management and shareholders by providing a substantial portion of an executive's compensation opportunity in the form of Company stock; and

     - maintain competitive pay levels to attract and retain high-quality executives.

     The key components of the Company's executive compensation program are base salary, annual performance bonus, restricted stock and stock options. The Committee reviews compensation levels of the Company's executives each year, using compensation survey data prepared by independent consultants. The Committee believes that the Company's peer group for executive talent is not limited to the companies included in the Standard & Poor's industry index used for the performance graph comparison of shareholder return. Therefore, the compensation survey data obtained by the Committee cover a variety of publicly-traded financial guaranty and insurance companies.

BASE SALARY

     The Committee reviews the salary ranges and base salaries of the senior executives each January, comparing the compensation levels of the Company's executives to comparable positions in the companies represented in the survey data. Salary ranges of the Company's senior executives are targeted at the median compensation levels for comparable positions within the comparative group of companies. The decision to set salary range midpoints at the 50th percentile of competitive pay levels reflects the Committee's belief that a substantial portion of the senior executives' annual pay should be linked to the Company's performance and increases in shareholder value.

     Mr. Culver's compensation is addressed under "Compensation of the Chief Executive Officer" below. For 2002, the Committee increased the salary range midpoints of the other senior executives who were with the Company during the prior year by 3.5%, representing the average salary range movement reflected in the compensation survey data, and increased the salaries of those executives in this group who were below their adjusted salary midpoints to approximate the new midpoint of their respective positions. The salaries shown for the named officers in this group in the Summary Compensation Table which follows this report reflect payment for the first three months of the year at the salary rates in effect prior to the adjustments, which became effective in April 2002.

ANNUAL PERFORMANCE BONUS

     Annual bonuses are awarded to senior executives in January of each year based upon Company and individual performance. Under the executive compensation program, the Committee determines the bonus awards for senior executives based upon an assessment of the business environment, the Company's financial plan for the year and the Company's earnings. In order for senior executives to be eligible for maximum bonus awards, the Company's net income must exceed a target amount established by the Committee in January of the prior year. For 2002, the Committee set the target at an amount equal to the net income projected in the Company's 2002 financial plan.

     The Committee has established five tiers applicable to bonus opportunities, with maximums ranging from 60% to 200% of base salary in effect at the time of bonus award. For 2002, an executive could elect to receive up to one-third of his or her bonus in the form of shares of restricted stock with an equivalent market value. If restricted stock was elected, the Company awarded one and one-half matching shares for each restricted shared elected. The balance of the annual bonus was paid in cash. Full ownership of the restricted shares for up to one-third of the bonus vests one year from the date of award.

Full ownership of the matching restricted shares vests three years from the date of the award.

     The maximum bonus level for each senior executive was determined by the Committee in January 2002, based upon Mr. Culver's recommendations. Mr. Culver's recommendations generally reflected his subjective judgment as to the ability of each senior executive to influence the Company's competitiveness and profitability. Actual bonus amounts paid to the senior executives were determined in January 2003, based upon the Committee's assessment of the Company's earnings compared to the net income target established a year earlier, the competitive environment and Mr. Culver's recommendations for bonus awards for the other senior executives. Mr. Culver's recommendations were based upon, in general, his subjective evaluation of each executive's performance during the year and contributions to the Company's success.

STOCK OPTIONS

     Under the Company's stock incentive plans, stock options are granted at the market value on the date of grant. As a result, senior executives will realize a gain from the options only if the price of the Company's Common Stock increases in the future.

     The Committee currently awards stock options to senior executives on an annual basis. The options awarded in 1994 and 1997 (all of which vested before 2002) and in 2000 provided for vesting during the first five years after the grant based on achievement of corporate performance goals established by the Committee. Any portion of these options that had not vested by the fifth anniversary of the grant, vested on the ninth anniversary of the grant if the executive was still employed at that time. The performance goal for options awarded in 1994, 1997 and 2000 was based on a five-year aggregate earnings per share target and an annual increase in earnings per share of at least 10%. In 2002, earnings per share did not increase by at least 10% and no portion of the options granted in 2000 vested. The options granted in 2001 and 2002 vest over a five-year period on the basis of continuing employment. The number of options granted is within the discretion of the Committee. Information on the stock option grants during 2002 to Mr. Culver and the other named executive officers is set forth in the table under "Executive Compensation -- Option Grants in 2002."

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Culver's base salary was adjusted by the Committee in January 2002 by 9.1% to $600,000, an amount slightly below the salary range midpoint for the Chief Executive Officer position. For 2002, the Committee assigned Mr. Culver to the bonus tier with the highest bonus opportunity, 200% of his base salary. The Committee's decision to assign Mr. Culver to this bonus category was based on a subjective evaluation of his ability to influence the Company's profitability and reflected the Committee's desire to make Mr. Culver's performance bonus competitive with bonus opportunities available to CEOs in the peer group of companies reflected in the compensation survey data.

     In January 2003, based upon the Committee's subjective evaluation of Mr. Culver's performance during a highly competitive market and in acknowledgement of the Company's 2002 net income, return on equity and growth in primary insurance in force, the Committee awarded Mr. Culver a performance bonus of $630,000, an amount equal to 105% of his base salary and 52.5% of his maximum bonus opportunity. Two-thirds of the bonus, or $420,240, was paid in cash, and pursuant to Mr. Culver's election to receive one-third of his bonus in restricted stock (as described under "Annual Performance Bonus" above), Mr. Culver was awarded 4,800 shares of restricted Company stock, representing one-third of his bonus, and 7,200 additional shares representing the matching shares awarded on account of Mr. Culver's election. All of the restricted stock was valued at the then current market price ($43.70) per share. The shares representing one-third of Mr. Culver's bonus will vest in one year and the remaining shares will vest in three years.

     Mr. Culver was granted stock options on 120,000 shares in January 2002. The options have a term of ten years and vest at a rate of 20% each year over the next five years (subject to acceleration under certain circumstances) based on continued employment. The options are exercisable at $63.80 per share, the closing price of the Common Stock on the New York Stock Exchange on the date of the grant.

TAX DEDUCTIBILITY LIMIT

     Under the Internal Revenue Code, certain compensation in excess of $1 million paid during a year to any of the executive officers named in the Summary Compensation Table for that year is not deductible. The Committee believes that the effect of such compensation on income tax expense for 2002 was not material to the Company and that the effect of such compensation awarded for 2002 on future income tax expense will not be material. The Committee believes it is in the Company's interest to preserve flexibility to pay some compensation that will not qualify for the income tax deduction because it is based on subjective factors. Shareholders are being asked at the Annual Meeting to approve performance goals that will enable compensation resulting from the vesting of restricted stock awarded in the future that is subject to satisfaction of such goals to be deductible.

    MEMBERS OF THE MANAGEMENT DEVELOPMENT, NOMINATING AND GOVERNANCE COMMITTEE:

    Sheldon B. Lubar, Chairman
    Kenneth M. Jastrow, II
    Leslie M. Muma

             ------------------------------------------------------

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return on the Standard & Poor's 500 Stock Index and the Standard & Poor's 500 Insurance (Property-Casualty) Index (the peer group index which has included the Company since November, 1998). The graph assumes $100 was invested on December 31, 1997, in each of the Company's Common Stock, the Standard & Poor's 500 Stock Index and the Standard & Poor's 500 Insurance (Property-Casualty) Index, and that all dividends were reinvested. The subsequent year-end values are shown in the table below the graph.

                              [PERFORMANCE GRAPH]

                                                        1998    1999    2000    2001    2002
                                                        ----    ----    ----    ----    ----
  S&P 500                                               129     156     141     125      97
  S&P 500 Insurance (Property-Casualty)                  93      70     108     100      89
  MGIC Investment Corporation                            60      91     102      94      63

EXECUTIVE COMPENSATION

     The following tables provide information concerning compensation, stock option awards and aggregated stock option exercises as they relate to the Chief Executive Officer and the four other most highly compensated executive officers of the Company or MGIC in 2002 as determined under the rules of the Securities and Exchange Commission. The Company's retirement benefits are also described below.

SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                                          -----------------------------------   -------------------------
                                                                                RESTRICTED    SECURITIES
                                                                 OTHER ANNUAL     STOCK       UNDERLYING     ALL OTHER
                                                                 COMPENSATION     AWARDS        STOCK       COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR    SALARY($)   BONUS($)      ($)(1)        ($)(2)      OPTIONS(#)       ($)(3)
---------------------------       ----    ---------   --------   ------------   ----------   ------------   ------------
Curt S. Culver                    2002     588,462    420,240        -0-         524,400       120,000         60,463
  President and Chief             2001     532,697    566,983        -0-         707,542        75,000         59,008
  Executive Officer               2000     463,482    633,339       1,230        316,661       150,000         59,105
J. Michael Lauer                  2002     305,385    165,451        -0-         206,351        40,000         30,072
  Executive Vice President        2001     287,697    222,488        -0-         277,530        25,000         28,715
  and Chief Financial             2000     277,710    280,046         979        139,954        50,000         28,974
  Officer
James S. MacLeod                  2002     285,769    265,500        -0-          -0-           60,000         54,541
  Executive Vice President-       2001     251,077    228,748        -0-         161,223        25,000         53,082
  Field Operations                2000     235,692    238,057         475        118,943        50,000         53,120
Lawrence J. Pierzchalski          2002     283,077    154,782        -0-         193,023        40,000         11,600
  Executive Vice President-       2001     256,538    199,472        -0-         248,820        25,000         32,749
  Risk Management                 2000     243,846    245,026         417        122,474        50,000         33,621
John D. Fisk*                     2002     253,846    195,000        -0-             -0-        30,000          1,600
  Executive Vice President-
  Strategic Planning

---------------

 * Mr. Fisk joined the Company in February 2002.

(1) The amounts shown in this column for 2000 represent reimbursements for the payment of taxes related to income imputed in connection with the Supplemental Executive Retirement Plan referred to below. Other Annual Compensation for the years shown in the table does not include perquisites and other personal benefits because the aggregate amount of such compensation for each of the named individuals in each year did not exceed the disclosure threshold of the rules of the Securities and Exchange Commission.

(2) For 2002, the amounts shown in this column are the New York Stock Exchange closing price on the date of the award of $43.70, multiplied by the number of shares as follows: Mr. Culver -- 12,000; Mr. Lauer -- 4,722; and Mr. Pierzchalski -- 4,417. For 2001 and 2000, the amounts shown are the New York Stock Exchange closing price on the date of award ($63.80 and $57.88, respectively) multiplied by the number of shares. At December 31, 2002, the number of restricted shares held and their value based on the year-end closing price of the Common Stock on the New York Stock Exchange was as follows: Mr. Culver -- 11,090, $458,017; Mr. Lauer -- 4,350, $179,655; Mr.
    MacLeod -- 2,527, $104,365; and Mr. Pierzchalski -- 3,900, $161,070. For
    2002 and 2001, 40% of the shares vest on the first anniversary of the award and the remainder vest on the third anniversary. For 2000, all shares vested on the first anniversary of the award. Dividends are paid on the restricted shares.

(3) The 2002 amounts included in All Other Compensation consist of:

                                                                                  VALUE OF SPLIT
                                                   PROFIT          MATCHING        DOLLAR LIFE
                                                   SHARING          401(K)          INSURANCE         TOTAL OTHER
NAME                                            CONTRIBUTIONS    CONTRIBUTIONS     PREMIUMS(A)      COMPENSATION(B)
----                                            -------------    -------------    --------------    ---------------
Curt S. Culver                                     $10,000          $1,600           $46,396            $60,463
J. Michael Lauer                                    10,000           1,600            18,472             30,072
James S. MacLeod                                    10,000           1,600            42,941             54,541
Lawrence J. Pierzchalski                            10,000           1,600               -0-             11,600
John D. Fisk                                           -0-           1,600               -0-              1,600

---------------

(a) The amount shown represents the full dollar amount paid by or on behalf of MGIC for the whole life portion of the split-dollar life insurance. The premium attributed to the term portion of such insurance was paid by the named executive officers. MGIC will be reimbursed for premiums paid upon the officer's termination of employment. All premiums paid by MGIC were paid before July 30, 2002, the effective date of the Sarbanes-Oxley Act of 2002. This Act has been interpreted to prohibit a public company's payment of split dollar life insurance premiums when the insured is an executive officer.

(b) Includes supplemental long term disability insurance premiums paid on behalf of Mr. Culver of $2,467.

--------------------------------------------------------------------------------

OPTION GRANTS IN 2002

                                                        INDIVIDUAL GRANTS(1)
                                      --------------------------------------------------------
                                       NUMBER OF     % OF TOTAL
                                      SECURITIES      OPTIONS
                                      UNDERLYING     GRANTED TO                                  GRANT DATE
                                        OPTIONS     EMPLOYEES IN   EXERCISE PRICE   EXPIRATION     PRESENT
NAME                                  GRANTED(#)    FISCAL YEAR      ($/SHARE)         DATE      VALUE(2)($)
----                                  -----------   ------------   --------------   ----------   -----------
Curt S. Culver                          120,000        14.67           63.80        01/23/2012    3,255,960
J. Michael Lauer                         40,000         4.89           63.80        01/23/2012    1,085,320
James S. MacLeod                         60,000         7.33           63.80        01/23/2012    1,627,980
Lawrence J. Pierzchalski                 40,000         4.89           63.80        01/23/2012    1,085,320
John D. Fisk                             30,000         3.67           65.40        02/25/2012      829,350

---------------

(1) The options have a term of ten years and vest on each of the next five anniversaries of the grant date (subject to acceleration under certain circumstances) based on continued employment. The option grant date was January 23, 2002 for Messrs. Culver, Lauer, MacLeod and Pierzchalski and February 25, 2002 for Mr. Fisk.

(2) Grant date present values were determined under the Black Scholes option pricing model using the following assumptions: expected stock price volatility of 41.96%; all options are exercised at the end of the fifth year of the option term; an expected dividend yield of 0.24%; and a risk-free rate of return of 4.52% (4.36% for Mr. Fisk), which was the yield at the grant date on a U.S. Government Zero Coupon Bond with a maturity equal to the expected term of the grant. No adjustments are made for risk of forfeiture or non-transferability. Determining the grant date present value by use of this model is permitted by rules of the Securities and Exchange Commission. The inclusion of the model's determination in the table is not an endorsement or acknowledgement that the model can accurately determine the value of these options. The actual value realized from an option will be measured by the difference between the stock price and the exercise price on the date the option is exercised.

AGGREGATED OPTION EXERCISES IN 2002 AND YEAR-END OPTION VALUES

                                                                 NUMBER OF
                                                           SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                                             DECEMBER 31, 2002          AT DECEMBER 31, 2002(2)
                          SHARES ACQUIRED     VALUE     ---------------------------   ---------------------------
                            ON EXERCISE     REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
NAME                      DURING 2002(#)     (1)($)         (#)            (#)            ($)            ($)
----                      ---------------   ---------   -----------   -------------   -----------   -------------
Curt S. Culver                75,000        2,247,188     337,800        307,200       1,356,563        -0-
J. Michael Lauer              40,000        2,255,000     157,600        102,400       1,416,000        -0-
James S. MacLeod              20,000          588,250      97,600        122,400         291,750        -0-
Lawrence J. Pierzchalski      33,000        1,348,075      97,600        102,400         291,750        -0-
John D. Fisk                   -0-             -0-          -0-           30,000           -0-          -0-

---------------

(1) Value realized is the market value at the close of business on the date immediately preceding the date of exercise less the exercise price.

(2) Value is based on the closing price of $41.30 for the Common Stock on the New York Stock Exchange at year-end 2002, less the exercise price.

--------------------------------------------------------------------------------

PENSION PLAN

     The Company maintains a Pension Plan for the benefit of substantially all employees of the Company and maintains a Supplemental Executive Retirement Plan (the "Supplemental Plan") for designated employees, including executive officers. The Supplemental Plan provides benefits that cannot be provided by the Pension Plan because of limitations in the Internal Revenue Code on benefits that can be provided by a qualified pension plan, such as the Company's Pension Plan.

     Under the Pension Plan and the Supplemental Plan taken together, each executive officer named above earns an annual pension credit for each year of employment equal to 2% of the officer's eligible cash compensation for that year. At retirement, in general, the annual pension credits are added together to determine the employee's accrued pension benefit. However, the annual pension credits for service prior to 1998 for each employee with at least five years of vested service on January 1, 1998 will generally be equal to 2% of the employee's average eligible compensation for the five years ended December 31, 1997. Eligible employees with credited service for employment prior to October 31, 1985 also receive a past service benefit, which is generally equal to the difference between the amount of pension the employee would have been entitled to receive for service prior to October 31, 1985 under the terms of a prior plan had such plan continued, and the amount the employee is actually entitled to receive under an annuity contract purchased when the prior plan was terminated.

     Retirement benefits vest on the basis of a graduated schedule over a seven-year period of service. Full pension benefits are payable upon retirement at or after age 65 (age 62 if the employee has completed at least seven years of service), and reduced benefits are payable beginning at age 55. The estimated annual benefits payable upon retirement at age 62 to Messrs. Culver, Lauer, MacLeod, Pierzchalski, and Fisk under the Pension Plan and the Supplemental Plan taken together, based on pension benefits earned through December 31, 2002, and an annual compensation increase of 3%, are $505,822, $147,372, $184,141, $252,274 and $126,437, respectively.

CHANGE OF CONTROL AND SEVERANCE AGREEMENTS

     Each of Messrs. Culver, Lauer, MacLeod, Pierzchalski and Fisk is a party to a Key Executive Employment and Severance Agreement with the Company (a "KEESA"). If a change in control of the Company occurs and the executive's employment is terminated within three years after the change in control (this three-year period is referred to as the "employment period"), other than for cause or disability, or if the executive terminates his employment for good reason, the executive is entitled to a lump sum termination payment equal to twice the sum of his annual base salary, his maximum bonus award and an amount for pension accruals and profit sharing and matching contributions. If the employment termination occurs during the employment period but more than three months after the change in control, the termination payment is reduced. The executive is also entitled to certain other benefits and the continuation of medical and other specified employee benefits during the remainder of the employment period. The KEESA provides that all unvested stock options and restricted stock become fully vested at the date of the change in control. If the excise tax under Section 280G of the Internal Revenue Code would apply to the benefits provided under the KEESA, the executive is entitled to receive a payment so that he is placed in the same position as if the excise tax did not apply.

     While the executive is employed during the employment period, the executive is entitled to a base salary no less than the base salary in effect prior to the change in control and to a bonus opportunity of no less than 75% of the maximum bonus opportunity in effect prior to the change in control. The executive is also entitled to participate in medical and other specified benefits.

     The terms "change in control of the Company," "cause," "disability" and "good reason" are defined in the KEESA. The Company has entered into the same or similar agreements with 41 other officers.

     The Company is a party to a Non-Competition, Confidentiality and Severance Agreement with Mr. Fisk. The agreement provides that Mr. Fisk is entitled to continued payment of his base salary of $300,000 for one year after termination if his employment terminates before February 25, 2004. These continuation payments are not made if his employment termination is due to his death, disability, voluntary resignation, other than as a result of a meaningful reduction in his job responsibilities, or in the case of certain terminations by the Company. Mr. Fisk is also entitled to continuation of medical and other specified employee benefits during the period in which he receives continuation of his base salary. The foregoing severance provisions of this agreement do not apply if Mr. Fisk is entitled to a termination payment under his KEESA. The agreement also restricts Mr. Fisk from competing with the Company after the termination of his employment and contains restrictions on Mr. Fisk's disclosure of confidential information.

OTHER INFORMATION

     During 2002, MGIC, other subsidiaries of the Company and joint ventures provided mortgage insurance and other services to, or received services from, unaffiliated companies of which certain non-employee directors were executive officers, directors or 10% or greater equity owners. These transactions were made in the ordinary course of business, represented less than 2% of the consolidated revenues of the Company and these other companies (2% of consolidated assets in the case of loans to joint ventures) and are not considered material to the Company. Similar transactions are expected in 2003.

     During 2002, Credit-Based Asset Servicing and Securitization LLC ("C-BASS"), a joint venture in which the Company has an equity interest of approximately 46%, purchased in six separate transactions (some which closed at different times) mortgage loans having an unpaid principal balance plus unpaid interest of $475.9 million from a subsidiary of Conseco, Inc. for an aggregate purchase price of $498.5 million. Mr. Hagerty is a director of Conseco, Inc. An affiliate of THL, of which Mr. Hagerty is a managing director, beneficially owns preferred stock of Conseco, Inc. convertible into 7.5% of the common stock of Conseco, Inc. During 2002, Sherman Financial Group LLC ("Sherman"), a joint venture in which the Company had an equity interest of approximately 46%, purchased in 11 separate transactions past due accounts receivable having a principal balance of $2.136 billion from a subsidiary of Metris Companies Inc. for an aggregate purchase price of $40.7 million. Mr. Hagerty is a director of Metris Companies Inc. Affiliates of THL beneficially own preferred stock of Metris Companies Inc. convertible into an aggregate of 38.5% of the common stock of Metris Companies Inc. or a combination of such common stock and a series of preferred stock. The purchase price and other terms of the transactions described in this paragraph were initiated and negotiated at arms' length directly between the management of C-BASS and the Conseco, Inc. subsidiary or directly between the management of Sherman and the Metris Companies Inc. subsidiary. It is possible that additional purchases by C-BASS or Sherman could occur in the future.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's Common Stock (other than certain investment advisers with respect to shares held for third parties), to file reports of their beneficial ownership of Company stock and changes in stock ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based in part on statements by the persons subject to Section 16(a), the Company believes that all Section 16(a) forms were timely filed in 2002.

ITEM 2 -- APPROVAL OF PERFORMANCE GOALS FOR RESTRICTED STOCK AND RESTRICTED STOCK UNITS AWARDED UNDER 2002 STOCK INCENTIVE PLAN

INTRODUCTION

     At the 2002 Annual Meeting, shareholders approved the Company's 2002 Stock Incentive Plan (the "Plan"). The Plan provides for the award of stock options ("options"), stock appreciation rights ("SARs"), restricted stock and restricted stock units. At this year's Annual Meeting, the Company is asking shareholders to approve performance goals the achievement of which will be a condition to the vesting of restricted stock or restricted stock units awarded under the Plan in the future that have such performance conditions to vesting. Shareholder approval is required so that the compensation expense resulting from the vesting of future awards of restricted stock or restricted stock units with such performance conditions to vesting is not subject to the limitation on income tax deductibility by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Under Section 162(m), the Company may not deduct compensation in excess of $1 million paid in a year to the Chief Executive Officer and the next four highest paid executive officers named in the summary compensation table in the Company's proxy statement for that year unless the compensation is payable solely on account of the achievement of preestablished, objective performance goals. If shareholders do not approve the performance goals, compensation expense resulting from the vesting of future grants of restricted stock or restricted stock units with such performance conditions to vesting will not be deductible by the Company.

     The purpose of the Plan is to provide the benefits of additional incentive inherent in ownership of the Company's Common Stock by executive officers, including the Chief Executive Officer, other key employees of the Company and non-employee directors. On March 12, 2003, the last reported sale price of the Common Stock on the New York Stock Exchange was $35.80. There are currently about 150 persons eligible to receive awards under the Plan, of whom 11 are non-employee directors.

     The maximum number of shares of Common Stock which may be issued under the Plan is 10,000,000 shares plus an additional amount of shares that is the total of two components. The first component is the number of shares covered by awards under the Company's 1991 Stock Incentive Plan that were outstanding on March 1, 2002 but are subsequently forfeited. The second component is the number of shares that must be purchased at a purchase price of not less than the fair market value of the shares as a condition to the award of restricted stock under the Plan. While the Common Stock is listed on an exchange, fair market value is the last reported sale price on the exchange. Shares issued under the Plan that are subsequently forfeited will not count against the limit on the maximum number of shares that may be issued under the Plan.

     The material features of the Plan are summarized below. The Plan has not been amended since it was approved by shareholders at the 2002 Annual Meeting.

ADMINISTRATION

     The Plan is administered by a Committee of the Board. The Plan provides that each member of the Committee must be an "outside director" for purposes of
Section 162(m) of the Code. Among other functions, the Committee has power (a) to select the participants to whom awards are made from among the persons eligible to receive awards, (b) to determine the number of shares covered by awards, and (c) within the limits of the Plan, to set the terms of awards, including whether the achievement of performance goals will be a condition to vesting of restricted stock and restricted stock units.

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

     Restricted stock is Common Stock that is not freely transferable to the participant until specified restrictions lapse or specified conditions are met. In this description, these restrictions and conditions are referred to together as restrictions. A restricted stock unit is the right to receive stock in the future, which right is subject to restrictions. The Plan authorizes the issuance of up to a total of 1,000,000 shares of restricted stock and stock issued under restricted stock units (subject to adjustment to prevent dilution).

Restricted stock that is forfeited will not count against the limit on the maximum number of restricted shares. Restricted stock and restricted stock units are subject to such restrictions as the Committee may impose. The maximum number of shares covered by all awards (whether of restricted stock, restricted stock units, options or stock appreciation rights) made to any one employee is 2,000,000 shares (subject to adjustment to prevent dilution). Unless otherwise provided by the Committee, no award may be transferred by any participant other than by will, by designation of a beneficiary or by the laws of descent and distribution.

PERFORMANCE GOALS

     Performance goals will be determined by the Committee at the time awards of restricted stock or restricted stock units are made but not later than 90 days after the beginning of the first fiscal year covered by the performance goal. Performance goals may be the achievement of targets for earnings per share, net income, return on equity or cash flow (which may be computed with realized gains and extraordinary items included or excluded, as determined by the Committee). These targets may be annual, multi-year or a combination of annual and multi-year targets (for example, earnings per share during a year as a percentage of a multi-year earnings per share target).

OPTIONS AND SARS

     An option is the right to purchase a specified number of shares of Common Stock at a specified exercise price. An SAR is the right to receive, in cash or shares with equivalent value, the difference between the fair market value of a specified number of shares of Common Stock and a specified exercise price. The exercise price per share of Common Stock subject to an option or an SAR will be determined by the Committee. However, the exercise price per share may not be less than the fair market value of a share of Common Stock on the date the award is made.

     The term of an option or SAR will be determined by the Committee, but may not be more than ten years. Options and SARs will vest on such conditions as are determined by the Committee. Vesting means that an option or SAR may be exercised by the participant. Conditions to vesting can include remaining as an employee or non-employee director for a specified period or the achievement of performance goals set by the Committee. The vesting of options that would vest at a later date if the participant remained with the Company may be accelerated to an earlier date if performance goals are satisfied.

     Options are exercised by payment in full of the exercise price, which may be paid in cash or by delivery of shares of Common Stock owned by the participant having a fair market value equal to the exercise price or by a combination of cash and shares. Options may also be exercised through sale of the shares received on exercise with sufficient proceeds from the sale remitted to the Company to pay the exercise price. While not required by the terms of the Plan, it is anticipated awards will generally provide that options and SARs that have not vested terminate upon termination of the participant's employment, other than by reason of death. In the case of death, it is anticipated that awards will provide options and SARs will become fully vested.

     Options may be "incentive stock options" under the Code ("ISOs") or options that are not ISOs. No more than 10,000,000 shares may be issued under options that are ISOs.

ADJUSTMENTS AND CHANGE OF CONTROL

     In the event of any corporate transaction involving the Company, including any stock dividend, stock split, extraordinary cash dividend, recapitalization or merger, the Committee will have the authority to adjust the number and type of shares that may be issued under the Plan, including the limit on the number of shares of restricted stock and stock issued under restricted stock units, and any awards that are outstanding. Upon a change of control of the Company, as defined by the Committee and included in the agreement that will evidence the award, all awards become vested immediately and all restrictions will lapse.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS AND SARS

     The grant of an option or SAR under the Plan will create no income tax consequences to the participant or the Company. A participant who is granted an option that is not an ISO will generally recognize ordinary income at the time of exercise in an amount by which the fair market value of the Common Stock at such time exceeds the exercise price. The value of the Common Stock or the amount of cash delivered on exercise of an SAR will also generally be ordinary income to the participant. The Company will be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. A subsequent disposition of the Common

Stock will give rise to capital gain or loss to the extent the amount realized from the sale differs from the fair market value of the Common Stock on the date of exercise.

     In general, if an ISO is awarded to an employee, the participant holds the shares of Common Stock acquired on the exercise of the ISO for at least two years from the date of grant and one year from the date of exercise, and the participant remained an employee until at least three months before exercise, the participant will recognize no income or gain as a result of the exercise, except that the alternative minimum tax may apply. Any gain or loss realized by the participant on the disposition of the Common Stock will be treated as a long-term capital gain or loss. No deduction will be allowed to the Company. If the holding period requirements described above are not satisfied, the participant will recognize ordinary income at the time of the disposition, equal to the lesser of (a) the gain realized on the disposition or (b) the difference between the exercise price and the fair market value of the shares of Common Stock on the date of exercise. The Company will be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the participant. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as capital gain.

AMENDMENT AND TERMINATION

     The Board or the Committee may amend the Plan at any time. However, the approval of the shareholders is required for amendments that increase the maximum number of shares that may be issued under the Plan; increase the maximum aggregate number of shares of restricted stock and stock issued under restricted stock units that may be issued under the Plan; or increase the maximum number of shares covered by awards to any one employee (which is 2,000,000 shares). The Board or the Committee may also terminate the Plan at any time. No amendment or termination of the Plan will adversely affect any award outstanding without the approval of the affected participant.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     The table below sets forth certain information, as of December 31, 2002, about options outstanding under the Company's 1991 Stock Incentive Plan. Other than under this plan, no options, warrants or rights were outstanding at that date under any compensation plan or individual compensation arrangement of the Company. The Company has no compensation plan under which its equity securities may be issued that has not been approved by shareholders. Share units issued under the Deferred Compensation Plan for Non-Employee Directors (see "The Board of Directors and Its Committees -- Compensation of Directors -- Deferred Compensation Plan"), which have no voting power and can be settled only in cash, are not considered to be equity securities for this purpose.

EQUITY COMPENSATION PLAN INFORMATION

                                                                                               NUMBER OF SECURITIES
                                                                                               REMAINING AVAILABLE
                                       NUMBER OF SECURITIES TO BE      WEIGHTED AVERAGE            UNDER EQUITY
                                        ISSUED UPON EXERCISE OF       EXERCISE PRICE OF         COMPENSATION PLANS
                                          OUTSTANDING OPTIONS,       OUTSTANDING OPTIONS,     (EXCLUDING SECURITIES
                                          WARRANTS AND RIGHTS        WARRANTS AND RIGHTS     REFLECTED IN COLUMN (A))
PLAN CATEGORY                                     (A)                        (B)                       (C)
Equity compensation plans approved
  by security holders                          3,587,559                    $49.42                  10,052,621*
Equity compensation plans not
  approved by security holders                       -0-                       -0-                         -0-
Total                                          3,587,559                    $49.42                  10,052,621*

---------------

* All of these shares are available under the Plan. The Plan provides that the number of shares covered by awards under the 1991 Stock Incentive Plan that were outstanding on March 1, 2002 and that are subsequently forfeited are available under the Plan. The amount in column (c) includes such shares that had been forfeited as of December 31, 2002. In addition, the Plan provides that the number of shares available is increased by the number of shares that must be purchased at a purchase price of not less than fair market value as a condition to the award of restricted stock. The Plan limits the number of shares awarded as restricted stock or deliverable under restricted stock units to 1,000,000 shares.

SHAREHOLDER VOTE REQUIRED

     The affirmative vote of a majority of the votes cast on the performance goals approval item is required for approval of the performance goals. Shares represented by proxies that reflect abstentions and shares referred to as "broker non-votes" will not be treated as "votes cast."

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PERFORMANCE GOALS REFERRED TO ABOVE FOR RESTRICTED STOCK AND RESTRICTED STOCK UNITS THAT MAY BE AWARDED IN THE FUTURE UNDER THE 2002 STOCK INCENTIVE PLAN. PROXIES WILL BE VOTED FOR APPROVAL, UNLESS INDICATED OTHERWISE ON THE PROXY.

ITEM 3 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has reappointed the accounting firm of PricewaterhouseCoopers LLP ("PwC") as independent accountants of the Company for the fiscal year ending December 31, 2003. Shareholders are being asked to ratify this appointment at the Annual Meeting. (Under the amended Audit Committee Charter, which is effective May 1, 2003, the Audit Committee has authority to appoint the independent accountants.) A representative of PwC is expected to attend the meeting and will be given an opportunity to make a statement and respond to appropriate questions.

SHAREHOLDER VOTE REQUIRED

     The affirmative vote of a majority of the votes cast on this matter is required for the ratification of the appointment of PwC as independent accountants. Abstentions and "broker non-votes" will not be counted as "votes cast."

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PWC AS INDEPENDENT ACCOUNTANTS. PROXIES WILL BE VOTED FOR RATIFICATION, UNLESS INDICATED OTHERWISE ON THE PROXY.

OTHER MATTERS

SHAREHOLDER PROPOSALS

     Any shareholder who wants to include a proposal in the proxy material for the Company's 2004 Annual Meeting must submit the proposal to the Company on or before November 28, 2003. The rules of the Securities and Exchange Commission also establish other requirements for shareholder proposals of this type.

     Under the Company's Bylaws, a shareholder who wants to bring business before the Annual Meeting of Shareholders, other than a proposal included in the Company's proxy material, or who wants to nominate directors at the Annual Meeting must satisfy the following requirements: (1) be a shareholder of record entitled to vote at the Annual Meeting and also be a shareholder of record at the time the following notice is given; and (2) give notice to the Company's Secretary in writing that is received at the Company's principal offices not less than 45 days nor more than 70 days before the first anniversary of the date set forth in the Company's proxy statement for the prior Annual Meeting as the date on which the Company first mailed such proxy materials to shareholders. For the 2004 Annual Meeting, the relevant dates are no later than February 11, 2004 and no earlier than January 17, 2004.

     In the case of business other than nominations for directors, the notice must, among other requirements, briefly describe such business, the reasons for conducting the business and any material interest of the shareholder in such business. In the case of director nominations, the notice must, among other requirements, give various information about the nominees, including information that would be required to be included in a proxy statement of the Company had each such nominee been proposed for election by the Board of Directors of the Company.

MANNER AND COST OF PROXY SOLICITATION

     The cost of soliciting proxies will be paid by the Company. In addition to soliciting proxies by mail, employees of the Company may solicit proxies by telephone, facsimile or personal interview. The Company also has engaged D.F. King & Co., Inc. to provide proxy solicitation services for a fee of $8,000, plus expenses, including charges by brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of the Company's Common Stock.

OTHER BUSINESS

     At the date of mailing of this Proxy Statement, the Board of Directors knew of no other business to be presented at the Annual Meeting. Under the Company's Bylaws as described under "Other Matters -- Shareholder Proposals," because no notice of any other business was given to the Company, no business may be brought before the Annual Meeting by a shareholder.

                                                                       EXHIBIT A

                          MGIC INVESTMENT CORPORATION
                        CORPORATE GOVERNANCE GUIDELINES

I. COMPOSITION OF THE BOARD

A. NUMBER AND TERMS OF DIRECTORS

     The Board will endeavor to maintain its size in a range of 10 - 14 directors. Directors are divided into three approximately equal classes, with a three-year term of office for each class.

B. INDEPENDENT DIRECTORS

     (1) Meaning of Independence

     A director is independent for purposes of these Guidelines if the requirements in (a), (b) and (c) are met.

     (a) Within the last five years, neither the director nor a member of the director's immediate family was

           (i) an employee of the Company, other than an interim CEO or Chairman, or

          (ii) an employee of the firm that is serving, or within such five-year period was serving, as the independent auditor of the Company or any affiliate.

     (b) Within the last year or such longer period as may be provided under the rules of the New York Stock Exchange, neither the director nor a member of the director's immediate family had a material relationship with the Company in the sense that such relationship could reasonably call into question whether the director is independent from the management of the Company. Such relationships may arise as a result of the director's being a service provider, customer, lender or through transactions between the director and the Company or its subsidiaries. Relationships that may impair independence may be indirect and arise through the director's position with (other than solely as a director) or ownership of an entity that has a relationship with the Company.

         Transactions in the ordinary course of business that do not exceed 2% of the Company's consolidated revenues for the year (2% of the Company's consolidated assets at year-end in the case of loans to the Company) and that do not exceed such threshold for the other person involved in transaction shall be deemed not to impair independence. Unless otherwise provided by the rules of the New York Stock Exchange, a transaction exceeding these thresholds does not create any implication or presumption that a director involved in the transaction is not independent.

     (c) A director (the "first director") is not independent if an executive officer of the Company is a director of a company that employs the first director. If the executive officer is or was on the compensation committee of the first director's employer, the first director is not independent until five years after the executive officer ceased being on that committee.

     (d) A director's immediate family consists of the director's parents, parents-in-law, siblings, spouse, children, children-in-law, and anyone else who shares the director's home.

     (2) Number of Independent Directors

     A substantial majority of the Board will consist of directors who are independent.

C. LEAVING THE BOARD

     (1) A director shall not be nominated by the Board for reelection if at the date of the related meeting of shareholders the director would be age 70 or more.

     (2) A director who retires from his principal employment or joins a new employer (including a director who was previously retired and returns to being employed) should offer to resign from the Board. The Board will determine, formally or informally, whether the resignation should be accepted after receiving a recommendation from the Management Development, Nominating and Governance Committee.

     (3) A director who is an officer of the Company or a subsidiary and leaves the Company shall resign from the Board.

D. OTHER DIRECTORSHIPS

     A director who is the Chief Executive Officer of the Company or a subsidiary may not serve as a director of more than one public company other than the Company.

II. BOARD PROCESS

A. MEETINGS

     Four face-to-face meetings of the Board will be held each year with an additional telephone meeting held primarily to review the Company's Annual Report on Form 10-K and its proxy statement. Additional meetings shall be held if warranted. Under the current meeting schedule, the Board meets face-to-face in January, May, July and October, with a telephone meeting in March.

B. EXECUTIVE SESSIONS

     Unless another schedule is set by the Board and based on the current face-to-face meeting schedule, during the January and October meetings, the Board will meet without the presence of any director who is an officer of the Company or any subsidiary. Additional executive sessions may be scheduled as determined by the Board. The Chair of the Management Development, Nominating and Governance Committee will preside at these meetings.

C. ACCESS TO SENIOR MANAGEMENT

     (1) Members of senior management should generally attend Board meetings, other than executive sessions. Members of senior management should also generally attend committee meetings and any pre-Board meeting dinners.

     (2) Directors may communicate directly with members of senior management but in such communications should have due regard not to divert senior management members from their job responsibilities. The Chief Executive Officer should be copied on any written communications.

D. BOARD MATERIALS

     For regularly scheduled meetings, materials pertinent to the meeting agenda and the operations of the Company should be circulated to the directors a reasonable time in advance of the meeting. Directors are expected to attend meetings of the Board and review the materials circulated to them in advance of the meeting.

III. COMMITTEES OF THE BOARD

A. STANDING COMMITTEES

     The Board will have the following standing committees: Audit, Management Development, Nominating and Governance (which will function as both a compensation and a corporate governance committee), Risk Management and Securities Investment. The Board may appoint other standing committees if it chooses to do so as well as appoint ad hoc committees.

     The charters of all committees will be approved by the Board. The members of the Audit and Management Development, Nominating and Governance Committees will consist entirely of independent directors. For this purpose, no member of the Audit Committee will be independent if the member receives any compensation from the Company other than compensation as a director.

B. COMMITTEE MEMBERSHIP AND CHAIR RECOMMENDATIONS

     Membership and chairs of committees will be recommended to the Board by the Management Development, Nominating and Governance Committee. That committee will seek input from Board members prior to making its recommendations.

C. AUDIT COMMITTEE MEETING TIME

     Meetings of the Audit Committee held in conjunction with other committee meetings will be scheduled so as not to conflict with the other committee meetings, thereby permitting all directors to attend the Audit Committee meeting if they choose to do so.

IV. SUCCESSION PLANNING

     The Board will review annually the succession plan for the Chief Executive Officer and will include in the review succession that could occur as a result of the death, disability or unexpected resignation of the Chief Executive Officer.

V. COMPENSATION OF DIRECTORS

     The Management Development, Nominating and Governance Committee will review periodically compensation of directors, including the portion of compensation consisting of equity in the Company. A meaningful portion of compensation should consist of longer-term common equity in the Company or its equivalent (such as phantom stock).

VI. OTHER MATTERS

A. DIRECTOR ORIENTATION AND CONTINUING EDUCATION

     (1) Under the oversight of the Management Development, Nominating and Governance Committee, and in conjunction with the Chief Executive Officer, there will be a formal orientation program for new directors, including an overview of the Company's business and presentations by senior management. All directors will be invited to attend.

     (2) On a triennial basis, or more frequently if required by the rules of the New York Stock Exchange, directors will be reimbursed for the reasonable costs of attending "continuing director education" programs sponsored or approved by the New York Stock Exchange or a comparable organization, such as Institutional Shareholder Services.

B. RETENTION OF OUTSIDE ADVISORS

     The Board may retain outside advisors in its discretion. The Company shall provide funds to pay the reasonable costs and expenses of such advisors.

C. BOARD SELF-EVALUATION

     Under the oversight of the Management Development, Nominating and Governance Committee, the Board will annually conduct a self-assessment.

     In connection with making its recommendation to the Board to renominate a director, the Management Development, Nominating and Governance Committee will review that director's performance, including soliciting feedback from the rest of the Board.

D. DISCLOSURE OF GUIDELINES, CHARTERS AND CODE OF BUSINESS CONDUCT

     No later than the time at which the Corporate Governance Rules of the New York Stock Exchange become effective, the Company's website will include the text of:

     (1) these Guidelines,

     (2) the charters of the Audit and Management Development, Nominating and Governance Committees, and

     (3) the Company's Code of Business Conduct.

E. REVIEW OF GUIDELINES

     The Management Development, Nominating and Governance Committee will review the Guidelines on an annual basis and, if there are changes, will recommend them to the Board.

F. MISCELLANEOUS

     Directors who are independent directors shall not solicit the Company to make substantial charitable contributions to any organization with which such director has a material relationship.

     Interested persons desiring to communicate with the non-management members of the Board as a group, or with the Chair of the Management Development, Nominating and Governance Committee, may do so by contacting the Company's Secretary. The Secretary shall pass on any such communication without reviewing it to the Chair of the Management Development, Nominating and Governance Committee.

     All interpretations of and determinations under these Guidelines are within the good faith discretion of the Board. The Guidelines do not create legal rights in any person.

                                                                       EXHIBIT B

                          MGIC INVESTMENT CORPORATION
                            AUDIT COMMITTEE CHARTER

PURPOSE AND AUTHORITY

     The purpose of the Audit Committee is to assist the oversight by the Company's Board of Directors of:

     - the integrity of the Company's financial statements,

     - the qualifications, independence and performance of the independent accountants,

     - the performance of the Company's internal audit function, and

     - the Company's compliance with legal and regulatory requirements.

     The Committee shall also provide the report of the Committee to be included in the Company's proxy statement under the rules of the Securities and Exchange Commission ("SEC").

     Within the scope of its purpose, the Committee shall have unrestricted access to any of the Company's activities and personnel. Within the scope of its purpose, the Committee has authority to retain persons from within or outside the Company as necessary in its judgment to assist or advise the Committee, and the Company shall provide funds to pay the reasonable costs and expenses of persons so retained.

     Notwithstanding the Committee's purpose as set forth above, the ultimate responsibility for the integrity, completeness and fairness of the Company's financial statements rests with the Company's management. The independent accountants are intended to be the primary check on management's performance in this regard. Furthermore, the ultimate responsibility for the Company's compliance with legal and regulatory requirements also rests with the Company's management.

STRUCTURE

     The Committee shall be comprised of three or more directors, each of whom shall be independent under Sections I. B. (Composition of the Board--Independent Directors) and III. A. (Committees of the Board--Standing Committees) of the Company's Corporate Governance Guidelines (the "Guidelines"). All members of the Committee shall have the ability to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise (which may include being or having been a CEO or other senior officer with financial oversight responsibilities).

     As contemplated by the Guidelines, the members of the Committee shall be appointed annually by the Board, and the Board shall appoint one of the members as Chairperson for the Committee.

DUTIES AND RESPONSIBILITIES

     Subject to the considerations referred to in the final paragraph under "Purpose and Authority" above, the Audit Committee shall perform the duties listed below. The degree of effort the Committee devotes to the performance of any particular duty shall be determined in the judgment of the Committee. It is expressly recognized that, unless the Committee decides otherwise, some duties need not be performed each year.

      1. Appoint the independent accountants (subject to ratification by the shareholders, if the Committee deems such ratification appropriate in the circumstances), assess the performance of the independent accountants, and, if appropriate, discharge such firm.

      2. With respect to audit and non-audit services to be performed by the independent accountants, approve the particular service prior to engaging the independent accountants to perform it, or establish detailed procedures under which services will be pre-approved, in each case, giving consideration to the effect on the accountant's independence of performing the service.

      3. Obtain a written statement annually from the independent accountants delineating all relationships between the independent accountants and the Company, discuss with the independent accountants any disclosed relationships or services that may impact the independence of the independent accountants, and take appropriate action to satisfy itself of the independence of the independent accountants. Review any other matters of which the Committee becomes aware which would impair the independence of the independent accountants.

      4. After completion of the annual audit and prior to the filing of the audited financial statements with the SEC, review with the independent accountants the results of the audit and the financial statements and discuss matters required to be communicated to audit committees in accordance with SAS 61, including any difficulties encountered during the audit and management's response. Consider the independent accountants' judgments regarding the quality and appropriateness of the Company's accounting principles as applied in the financial statements, including reviewing the accountants' report of critical accounting policies used in the audited financial statements and alternative treatments within GAAP for material items that were discussed by the accountants and management.

      5. Appoint the actuary who will render the Statement of Actuarial Opinion on the Company's loss and loss adjusting expense reserves. Obtain and review the actuary's report and Statement of Actuarial Opinion.

      6. Review the financial information included in the annual earnings release with management and the independent accountants prior to release to the public. Review a draft of the annual Management's Discussion and Analysis with management and the independent accountants. Recommend to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K.

      7. Review the material activities of the internal audit function, including:

          - The appointment or dismissal of the Internal Audit Director.

          - Internal Audit's charter.

          - Internal Audit's annual audit plan and changes thereto, and coordination with the independent accountants.

          - Any difficulties encountered in the course of their audits, including any restrictions on the scope of work performed or access to required information.

          - Internal Audit's independence and effectiveness.

          - Internal Audit's resources and expertise.

          - Corrective actions taken by management to address the findings and recommendations of the internal auditors.

      8. Review with management and the independent accountants (a) significant accounting and financial reporting developments and their impact on the Company's financial statements, and (b) significant matters relating to the Company's income tax filings.

      9. The Chairperson will review the financial information included in the quarterly earnings release with management prior to release to the public. The Committee will discuss with management the types of information to be included in the Company's earnings releases and in any earnings guidance. The Committee will discuss with the independent accountants and management the Company's quarterly financial statements and will discuss with the independent auditor certain matters required to be communicated to audit committees in accordance with SAS 61 prior to the Company's filing of Form 10-Q. The Committee will discuss Management's Discussion and Analysis covering the financial statements for the first three quarters with management and the independent accountants at the next meeting of the Committee after the Form 10-Q containing such discussion is filed with the SEC.

     10. Review the Company's processes for assessing risks (other than those reviewed by the Risk Management and Securities Investment Committees of the Board) and the effectiveness of the Company's system of internal controls in place to manage the risks through a review of the reports of the independent accountants and the internal auditors, and discussions with management, the Internal Audit Director, and the independent accountants.

     11. Review significant reports of examinations made by regulatory agencies and management's responses thereto

     12. Review with management the adequacy of statements of policy regarding conflicts of interest and business conduct, the means used to monitor compliance and address exceptions, and the results of monitoring programs.

     13. Review with the Company's counsel and compliance officer the processes for monitoring compliance with laws and regulations, and review any legal, regulatory and compliance matters that could have a material impact on the Company's financial statements.

     14. Review the policies, procedures and audit results associated with officers' expenses.

     15. Provide the report of the Committee to be included in the Company's proxy statement under the rules of the SEC.

     16. Report after each Committee meeting a summary of the Committee's activities to the Board of Directors.

     17. Annually evaluate the performance of the Committee by completing a self-assessment.

     18. Review this charter annually. Submit any proposed changes to the charter resulting from the review to the Board of Directors for approval.

MEETINGS

     The Committee shall seek to meet six times annually (four quarterly meetings, one telephonic meeting to review the annual earnings release prior to release to the public, and one telephonic meeting to review Management's Discussion and Analysis). The Internal Audit Director will act as Committee Secretary and prepare minutes of the meetings. After the minutes are approved by the Committee, a copy will be sent to the Secretary of the Company for filing in the Company's minute books. The approved minutes of the Committee, as is the case with the minutes of all of the committees of the Board, are available for review by any interested Director.

     The internal auditors, independent accountants and representatives of management may meet alone with the Committee and have the authority and are expected to contact the Committee on any matters requiring its attention. As necessary or desirable, the Chairperson may request that members of management, the Internal Audit Director and representatives of the independent accountants be present at Committee meetings.

                                                                       EXHIBIT C

                          MGIC INVESTMENT CORPORATION
      MANAGEMENT DEVELOPMENT, NOMINATING AND GOVERNANCE COMMITTEE CHARTER

     The purpose of the Management Development, Nominating and Governance Committee is to have oversight responsibility for three general areas:

     - compensation of the Chief Executive Officer and other members of senior management, including the report on executive compensation in the Corporation's proxy statement; succession planning for the CEO; and compensation of the Board of Directors;

     - identifying persons qualified to become directors and recommending to the Board its nominees for directors; and

     - corporate governance, including recommending the Corporation's corporate governance guidelines.

     The Board shall appoint the members of the Committee, including the Chair of the Committee, and may replace the members of the Committee. Each member of the Committee shall be an independent director under the Corporation's Corporate Governance Guidelines. The Committee may form subcommittees and delegate specified functions to those subcommittees. The Committee will make regular reports to the Board.

     The Committee shall have authority to retain compensation consultants, search firms and other advisers of its own choosing to assist the Committee in performing its responsibilities, including the terms of their retention and termination. The Committee will annually evaluate its performance in each of its areas of oversight responsibility.

     In the Committee's oversight capacity with respect to compensation and succession matters, the Committee's responsibilities and authority are to:

          1. Annually approve corporate goals relating to CEO compensation, evaluate the CEO's performance in light of the goals and set the CEO's compensation based on the evaluation.

          2. Annually review the CEO's evaluation of the performance and compensation of other members of senior management and approve compensation of members of senior management.

          3. Recommend to the Board incentive compensation plans and equity-based plans for the CEO and senior management.

          4. Act as the administrator under the Corporation's equity-based plans which provide for administration by a committee of the Board, including the authority to make awards within the terms of those plans.

          5. Oversee the CEO succession planning process.

          6. Produce a report on officer compensation for the Corporation's proxy statement as required by the rules of the Securities and Exchange Commission.

          7. Review the compensation of directors and make recommendations to the Board.

     In the Committee's oversight capacity with respect to nominations for directors, the Committee's responsibilities and authority are to:

          1. Identify new director candidates reflecting criteria established by the Board, which include an inquiring and independent mind and sound and considered judgment.

          2. Recommend to the Board its nominees for directors, including in the case of nominees who are on the Board, a review of the Board performance of such directors with feedback solicited from other members of the Board.

     In the Committee's oversight capacity with respect to corporate governance matters, the Committee's responsibilities and authority are to:

          1. Recommend to the Board the members of Committees of the Board and the Chair of each Committee.

          2. Review the Corporation's Corporate Governance Guidelines on an annual basis and recommend to the Board any changes in the Guidelines.

          3. Oversee the Board's self-evaluation process and the director orientation program contemplated by the Corporate Governance Guidelines.

                           MGIC INVESTMENT CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS

                              THURSDAY, MAY 8, 2003
                             9:00 A.M. CENTRAL TIME

                      MARCUS CENTER FOR THE PERFORMING ARTS
                             929 NORTH WATER STREET
                                  MILWAUKEE, WI




[MGIC LOGO]     MGIC INVESTMENT CORPORATION
                P.O. BOX 488
                MILWAUKEE, WI 53201                                     PROXY

--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 8, 2003.

The undersigned hereby appoints CURT S. CULVER and SHELDON B. LUBAR, and either one of them, as proxy and attorney-in-fact of the undersigned, with full power of substitution, to represent and vote, as designated on the reverse side, all shares of Common Stock of MGIC Investment Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of such Corporation to be held at the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, on Thursday, May 8, 2003, at 9:00 a.m. Central Time, and at any adjournment.

The undersigned acknowledges receipt of the Corporation's Notice of 2003 Annual Meeting, Proxy Statement and 2002 Annual Report.

NOTICE TO PARTICIPANTS IN THE CORPORATION'S PROFIT SHARING AND SAVINGS PLAN AND
TRUST: As a participant in the MGIC Investment Corporation Profit Sharing and Savings Plan and Trust (the "Plan"), you have the right to instruct the Plan Trustee how to vote the shares of the Corporation's Common Stock allocated to your account. If you sign, date and return this card in the enclosed reply envelope and it is received by the Plan Trustee at least five days before the Annual Meeting, shares held in your account will be voted by the Plan Trustee in accordance with the voting choices you specify on the reverse side. You may revoke your instructions by delivering a signed proxy card with a later date to the Plan Trustee at least five days before the Annual Meeting. If your instructions are not timely received or if you do not respond, shares held in your account will be voted by the Plan Trustee in accordance with the Plan and applicable law.

                      See reverse for voting instructions.

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

                                              DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

                                                          -    Please detach here     -

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEMS 2 AND 3.

1. Election of directors:      01 Karl E. Case     03 William A. McIntosh         / / Vote FOR all nominees   / / Vote WITHHELD
                               02 Curt S. Culver   04 Leslie M. Muma                  (except as marked)          from all nominees
                                                                                   _____________________________________________
(Instructions: To withhold authority to vote for any indicated nominee,           |                                             |
write the number(s) of the nominee(s) in the box provided to the right.)          |                                             |
                                                                                  |_____________________________________________|

2. Approve performance goals for restricted stock awards.                         / / For       / / Against     / / Abstain

3. Ratify the appointment of PricewaterhouseCoopers LLP as the independent        / / For       / / Against     / / Abstain
   accountants of the Corporation.

4. In his discretion, each Proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ABOVE BY THE UNDERSIGNED SHAREHOLDER. IF NO
CHOICES ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEMS 2 AND 3.

Address Change? Mark Box / /   Indicate changes below:                           Date __________________________________________

                                                                                  _____________________________________________
                                                                                 |                                             |
                                                                                 |                                             |
                                                                                 |_____________________________________________|

                                                                                 Signature(s) in Box
                                                                                 Please sign exactly as your name appears to the
                                                                                 left. Joint owners should each sign personally. A
                                                                                 corporation should sign full corporate name by duly
                                                                                 authorized officers and affix corporate seal. When
                                                                                 signing as attorney, executor, administrator,
                                                                                 trustee or guardian, give full title.
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